NAME OF REGISTRANT:
Franklin Multi-Income Trust
File No. 811-5873


EXHIBIT ITEM No. 77D:
Policies with respect to security investments

At a meeting of the Board of Trustees on June 20, 1995, the following resolutions were approved:

RESOLVED, that the investment policies in the initial prospectus of the Franklin Multi-Income Trust (the "Trust") under the heading of "Other Investments, " section 2, be, and hereby are, modified to create separate 5% limits for straight preferred stock and convertible preferred stock; and

RESOLVED FURTHER, that the investment policies of the Trust described under the heading "Fixed Income Debt Securities," section 3, be, and hereby are, modified to combine overlapping 5% restrictions on foreign currency denominated obligations and on foreign issuer obligations into a 10% restriction on both foreign currency denominated obligations and U.S. dollar denominated foreign issuer obligations; and

RESOLVED FURTHER, that other portions of the investment policies containing language concerning preferred stock and/or foreign currency denominated obligations of foreign corporate and governmental issuers be amended as required.